Exhibit 99.1

PRA Group Announces Leadership Succession Plan

Martin Sjolund appointed President and Chief Executive Officer, effective June 17, 2025

Vikram Atal to serve as senior advisor through December 31, 2025

NORFOLK, Va., April 7, 2025 – PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, today announced that its Board of Directors has appointed President of PRA Group Europe Martin Sjolund to serve as President and Chief Executive Officer (CEO), effective June 17, 2025. Sjolund succeeds current President and CEO Vikram Atal, who announced that he will retire and serve as a senior advisor through December 31, 2025. Sjolund will be appointed to the Board upon assuming the role of President and CEO, and Atal will retire from the Board at that time.

“On behalf of the Board, I want to thank Vik for his leadership of PRA Group during a pivotal time,” said Executive Chair of the Board Steve Fredrickson. “Today’s announcement is the culmination of the Board’s ongoing succession planning process and commitment to enabling long-term, profitable growth.”

“It has been a privilege to lead PRA Group through this transformative time in the company’s history,” said Atal. “Since March 2023, I have worked closely with Martin, and I am highly confident in his ability to further strengthen our global leadership position. His strong track record in our European business, extensive industry knowledge, thoughtful leadership and commitment to our culture and customers will build on our strengths and create meaningful value for our shareholders in the years to come.”

“I am honored to have the opportunity to lead PRA Group as we enter our next phase of growth,” said Sjolund. “As a team, we have already achieved record global portfolio purchases and double-digit cash growth, expanded our leadership team, improved operational processes and strengthened our capital structure. These actions have positioned us to continue driving the company forward while delivering value to our shareholders.”

President of PRA Group Europe Martin Sjolund appointed President and CEO of PRA Group effective June 17, 2025.

About Martin Sjolund

Sjolund has served as President of PRA Group Europe since 2018, providing leadership across 15 markets in Europe, Canada and Australia. During his tenure, Sjolund oversaw nearly $3 billion of successful portfolio investments across Europe, all while significantly improving the profitability of the European business. He led our expansion into two new markets, modernized the IT infrastructure and contact platforms, enhanced the data and analytics function and ultimately created one of Europe’s most cost-efficient debt buying platforms.

Before being promoted to his current role, Sjolund served as Chief Operating Officer of Europe from 2015 until 2018. He was previously Director of Group Strategy and Corporate Development (Europe), a position he also held at Aktiv Kapital from 2011 until PRA Group acquired Aktiv Kapital in 2014.

Prior to joining Aktiv Kapital, Sjolund held leadership positions in global technology companies and was a management consultant with McKinsey & Company in Singapore and London. Sjolund holds an MBA from the University of Chicago and is a graduate of Georgetown University.

About PRA Group

As a global leader in acquiring and collecting nonperforming loans, PRA Group, Inc. returns capital to banks and other creditors to help expand financial services for consumers in the Americas, Europe and Australia. With thousands of employees worldwide, PRA Group companies collaborate with customers to help them resolve their debt. For more information, please visit www.pragroup.com.

News Media Contact:

Elizabeth Kersey

Senior Vice President, Communications and Public Policy

(757) 641-0558

Elizabeth.Kersey@PRAGroup.com

Investor Contact:

Najim Mostamand, CFA

Vice President, Investor Relations

(757) 431-7913

IR@PRAGroup.com